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[logo]                                                             NEWS RELEASE

TENET HEALTHCARE CORPORATION
HEADQUARTERS OFFICE
3820 STATE STREET
SANTA BARBARA, CA 93105
TEL (805) 563-6855                INVESTOR CONTACT: PAUL RUSSELL (805) 563-7188
FAX (805) 563-6871                MEDIA CONTACT: LANCE IGNON (805) 563-6975
HTTP://WWW.TENETHEALTH.COM

               TENET HEALTHCARE COMPLETES SALE OF VENCOR SHARES;
         CLARIFIES TERMS OF 6% EXCHANGEABLE SUBORDINATED NOTES DUE 2005

     SANTA BARBARA, CALIF. - MAY 27, 1998 - Tenet Healthcare Corporation (NYSE: THC) today completed the sale of its shares of Vencor, Inc. (NYSE: VC) and released the following information concerning its 6% Exchangeable Subordinated Notes due 2005.

     Tenet sold its entire holdings of 8,301,067 Vencor shares primarily to institutions, generating net proceeds of $76,598,434.11. The average net proceeds per Vencor share were $9.2275. Accordingly, each $1,000 principal amount of Notes is exchangeable into 25.9403 shares of Ventas, Inc. common stock (NYSE: VTR) and $239.36 in cash. The cash distribution is determined by multiplying the average net proceeds of $9.2275 by 25.9403 shares.

     The sale of the shares was completed this morning in accordance with the indenture governing the Notes and in compliance with the volume and other restrictions of Rule 144 of the Securities Act of 1933. Tenet had announced on May 6 its intent to sell the shares in this manner, following Vencor's May 1 reorganization.

     Based in Santa Barbara, Calif., Tenet Healthcare through its subsidiaries owns and operates 123 acute care hospitals and related healthcare services from coast to coast. The company employs 112,500 people serving communities in 18 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - providing a full spectrum of quality healthcare. Tenet can be found on the World Wide Web at www.tenethealth.com.

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